Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
LaSalle Hotel Properties:

We consent to the use of our reports dated February 20, 2018, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/ prospectus.

/s/ KPMG LLP

Chicago, Illinois

October 26, 2018